Exhibit 99.1

NIC Earns 19 Cents Per Share in Second Quarter 2017 on Record Total Revenues of $85.3 Million

Successful core digital government services drive solid same state growth;
Company declares regular quarterly dividend of 8 cents per share

OLATHE, Kan.--(BUSINESS WIRE)--August 2, 2017--NIC Inc. (NASDAQ: EGOV), the dominant provider of digital government services, today announced net income of $12.8 million and earnings per share of 19 cents on record total revenues of $85.3 million for the three months ended June 30, 2017. In the second quarter of 2016, the Company reported net income of $13.1 million and earnings per share of 20 cents on total revenues of $80.8 million.

Quarterly portal revenues were a record $79.4 million, a 5 percent increase over the second quarter of 2016. On a same-state basis, portal revenues were $77.6 million in the current quarter, a 7 percent increase over the second quarter of 2016. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 12 percent over the second quarter of 2016, due primarily to higher volumes from a variety of services including motor vehicle inspections and registrations and business filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 1 percent. Same-state portal software development and services revenues decreased 22 percent, due to the timing of project-based, time and material initiatives across several portals.

Second quarter 2017 revenues from the Company’s newest portal in Louisiana totaled $1.7 million, compared to $0.3 million in the prior year quarter during the pilot phase of the contract. In the prior year quarter, revenues from the legacy Tennessee portal contract totaled $2.0 million, while revenues from the legacy Iowa portal contract totaled $0.5 million. As previously announced, the Company’s contract with the state of Tennessee expired on March 31, 2017, and the Company’s contract with the state of Iowa expired on November 30, 2016.

Software & services revenues were $6.0 million in the current quarter, up 12 percent from the second quarter of 2016, driven by an increase in revenues from the delivery of the Library of Congress Copyright Royalty Board electronic filing and case management system and from an increase in transactional revenues from the federal Pre-employment Screening Program.

NIC’s operating income margin was 23 percent for the current quarter, down from 25 percent in the prior year quarter. This decrease reflects higher development costs for the new enterprise licensing and permitting platform to be used for the state of Illinois and other NIC partner states, a decrease in profit contribution from the legacy Tennessee portal contract, and higher selling & administrative expenses due mainly to personnel-related costs and costs to support and enhance corporate-wide information technology, security and portal operations, including development of the citizen-centric Gov2Go enterprise platform.

“I was pleased to see continued solid growth of our core business during the second quarter,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “Transaction-based services are the foundation of our business, and every quarter I am impressed with the new services our teams launch on behalf of our government partners.”

Declaration of Quarterly Dividend

On July 31, 2017, NIC’s Board of Directors declared a regular quarterly cash dividend of 8 cents per share to be paid on September 20, 2017 to stockholders of record as of the close of business on September 6, 2017. The dividend is expected to total approximately $5.4 million and will be paid out of NIC’s available cash.

Operational Highlights

During the quarter, the Company signed a contract with the state of Illinois to develop an enterprise licensing and permitting platform. The agreement includes a six-year base contract, with four, one-year renewal options the state can exercise to extend the contract through July 2027.

In addition, several NIC subsidiaries received contract extensions during the second quarter of 2017. The Company’s subsidiaries, Rhode Island Interactive, LLC, and New Mexico Interactive, LLC, received one-year contract extensions from the state of Rhode Island and New Mexico, respectively, taking both contracts through June 2018. Also, the Federal Motor Carrier Safety Administration exercised a one-year extension with the Company, taking the contract to manage the Pre-Employment Screening Program through August 2018. In addition, the state of Pennsylvania awarded NIC’s subsidiary, Pennsylvania Interactive, LLC, a two-year contract extension taking the agreement through November 2019.

Second Quarter Earnings Call and Webcast Details

On the August 2, 2017 call, the Company will discuss its 2017 second quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Wednesday, August 2, 2017
4:30 p.m. (EDT)

Call bridge:	866-548-4713 (U.S. callers) or 323-794-2093 (international callers)
Conference ID:	7605357
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is celebrating 25 years as the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking digital government personal assistant, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts and percentages

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Portal revenues	$79,374	$75,513	$156,572	$148,710
Software & services revenues	5,952	5,297	11,931	10,490
Total revenues	85,326	80,810	168,503	159,200
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	49,009	46,123	96,041	89,738
Cost of software & services revenues, exclusive of depreciation &
amortization	1,779	1,445	3,542	2,858
Selling & administrative	13,131	11,165	24,791	22,507
Depreciation & amortization	1,688	1,736	3,301	3,400
Total operating expenses	65,607	60,469	127,675	118,503
Operating income before income taxes	19,719	20,341	40,828	40,697
Income tax provision	6,950	7,280	14,074	14,742
Net income	$12,769	$13,061	$26,754	$25,955

Basic net income per share	$0.19	$0.20	$0.40	$0.39
Diluted net income per share	$0.19	$0.20	$0.40	$0.39

Weighted average shares outstanding:
Basic	66,248	65,953	66,147	65,846
Diluted	66,248	65,967	66,147	65,859

Key Financial Metrics:
Revenue growth - outsourced portals	5%	6%	5%	9%
Same state revenue growth - outsourced portals	7%	6%	6%	9%
Recurring portal revenue as a % of total portal revenues	97%	96%	97%	96%
Gross profit % - outsourced portals	38%	39%	39%	40%
Revenue growth - software & services	12%	11%	14%	14%
Gross profit % - software & services	70%	73%	70%	73%
Selling & administrative expenses as a % of total revenues	15%	14%	15%	14%
Operating income as a % of total revenue	23%	25%	24%	26%

Portal Revenue Analysis:
IGS transaction-based	$50,217	$45,276	$96,142	$87,209
DHR transaction-based	25,689	25,830	53,858	52,956
Portal software development	2,193	3,132	4,022	5,995
Portal management	1,275	1,275	2,550	2,550
Total portal revenues	$79,374	$75,513	$156,572	$148,710

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$135,386	$127,009
Trade accounts receivable, net	79,349	82,722
Prepaid expenses & other current assets	12,382	15,033
Total current assets	227,117	224,764
Property and equipment, net	9,653	9,726
Intangible assets, net	4,484	3,588
Deferred income taxes, net	1,511	2,307
Other assets	1,984	477
Total assets	$244,749	$240,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,717	$73,252
Accrued expenses	22,207	23,395
Other current liabilities	3,794	3,150
Total current liabilities	84,718	99,797

Other long-term liabilities	8,172	7,162
Total liabilities	92,890	106,959

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
66,265 and 65,982 shares issued and outstanding	7	7
Additional paid-in capital	108,996	106,669
Retained earnings	42,856	27,227
Total stockholders' equity	151,859	133,903
Total liabilities and stockholders' equity	$244,749	$240,862

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED) thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2017 (previously reported)	65,982	$7	$106,669	$27,227	$133,903
Cumulative effect of adoption of new
accounting standard	-	-	409	(409)	-
Balance, January 1, 2017 (as adjusted)	65,982	7	107,078	26,818	133,903
Net income	-	-	-	26,754	26,754
Restricted stock vestings	319	-	107	-	107
Dividends declared	-	-	-	(10,692)	(10,692)
Dividend equivalents on performance-based restricted
stock awards	-	-	-	(55)	(55)
Dividend equivalents cancelled upon forfeiture of					-
performance-based restricted stock awards	-	-	-	31	31
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(83)	-	(83)
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(123)	-	(2,614)	-	(2,614)
Stock-based compensation	-	-	3,178	-	3,178
Issuance of common stock under employee stock purchase plan	87	-	1,330	-	1,330
Balance, June 30, 2017	66,265	$7	$108,996	$42,856	$151,859

NIC INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) thousands

	Six months ended
	June 30,
		2016
	2017	(as adjusted)
Cash flows from operating activities:
Net income	$26,754	$25,955
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses (recoveries) on accounts receivable	379	(23)
Depreciation & amortization	3,301	3,400
Stock-based compensation expense	3,178	3,005
Deferred income taxes	796	51
Excess tax benefits from stock-based compensation	-	427
(Gain) loss on disposal of property and equipment	39	(4)
Changes in operating assets and liabilities:
Decrease in trade accounts receivable, net	2,994	2,941
(Increase) decrease in prepaid expenses & other current assets	2,651	(2,168)
(Increase) in other assets	(1,507)	(26)
Increase (decrease) in accounts payable	(14,535)	1,599
(Decrease) in accrued expenses	(1,271)	(1,515)
Increase in other current liabilities	644	169
Increase in other long-term liabilities	1,010	746
Net cash provided by operating activities	24,433	34,557

Cash flows from investing activities:
Purchases of property and equipment	(2,395)	(2,748)
Proceeds from sale of property and equipment	7	6
Capitalized internal use software development costs	(1,692)	(1,142)
Net cash used in investing activities	(4,080)	(3,884)

Cash flows from financing activities:
Cash dividends on common stock	(10,692)	-
Proceeds from employee common stock purchases	1,330	1,114
Tax withholdings related to stock-based compensation awards	(2,614)	(2,073)
Net cash used in financing activities	(11,976)	(959)

Net increase in cash	8,377	29,714
Cash, beginning of period	127,009	98,388
Cash, end of period	$135,386	$128,102

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$83	$27
Cash payments:
Income taxes paid	$12,405	$13,941
Cash dividends on common stock previously restricted for payment of dividend	$-	$36,456

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com